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                                                                 Exhibit 10.43


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of the 1st day of July, 1997, by and between SHOP AT HOME, INC. (the "Corporation"), a Tennessee corporation, and KENT E. LILLIE ("Employee"), an individual residing in the State of Georgia;

                              W I T N E S S E T H:

         WHEREAS, the Corporation engages in the business of the retail sale of merchandise by sales presentations broadcast directly to potential customers by cable, broadcast and satellite television transmissions commonly known as the "shop at home business," and in the business of the ownership and operation of television stations;

         WHEREAS, Employee is currently the President and Chief Executive Officer of the Corporation, pursuant to the Employment Agreement dated September 20, 1993, as amended;

         WHEREAS, the Corporation recognizes that the Employee is a valuable employee of the Corporation who is directly responsible for the Corporation's growth and financial success; and

         WHEREAS, the parties hereto desire to enter into a newly negotiated agreement for the Corporation's employment of Employee on the terms and conditions hereinafter stated, with the intention to replace all previous employment agreements in their entirety.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Employment and Term. The Corporation hereby employs Employee as its President and Chief Executive Officer to perform such services and duties as the Board of Directors of the Corporation may from time to time designate during the term hereof, and Employee accepts such employment, all subject to the terms and conditions of this Agreement. Employee's employment shall commence on the date hereof and shall be for a term of five (5) years (the "Term"). Employee's employment under this Agreement shall be extended automatically for successive additional two (2) year terms after the initial term unless either party gives written notice to the contrary to the other at least ninety (90) days prior to commencement of any such renewal term.

         2. Termination. The Corporation may terminate Employee's employment under this Agreement at any time during the Term (a) for Cause (as hereinafter defined) or (b) if Employee becomes Completely Disabled (as hereinafter defined). This Agreement shall terminate automatically upon the death of the Employee. Upon proper termination of the Employee, except as provided in subsections 4(c)-(d), Employee shall not be entitled to receive any further compensation or benefits from the Corporation, and except in the case of the death of the Employee, the Corporation shall continue to pay to the Employee's estate or personal representative his Base Salary for a period of six (6) months.

         3. Duties. Employee, during the term of this Agreement, will devote his full-time attention and energies to the diligent performance of his duties as an employee of the


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Corporation. During the term of this Agreement, Employee will not accept employment with any other Person, or engage in any venture for profit which the Corporation may consider to be in conflict with its best interest or to be in competition with its business or which may interfere with Employee's performance of his duties hereunder.

         4. Compensation.[1] The Corporation will pay to Employee as compensation for the services to be performed by him hereunder an annual salary of $190,000.00 (the "Base Salary"), payable in equal installments, subject to increase from time to time by the mutual agreement of the parties hereto.

                  [2] As additional compensation, the Corporation will pay to Employee an annual bonus paid on a quarter basis within sixty (60) days of the end of each fiscal quarter, and provided that his employment has not been terminated by Employee or by Employer in accordance with Section 2 hereof prior to the last day of the fiscal quarter. Each quarterly bonus shall be equal to the greater of (i) ten percent (10%) of the increase of the Corporation's net operating profit, after taxes, over the same quarter of the previous fiscal year, or (ii) five percent (5%) of the Total Cash Flow (as defined below) for such quarter. For these purposes, Total Cash Flow shall be the net operating profit, after taxes, plus the depreciation accrued by the Corporation for its broadcast station properties. The parties agree that the Corporation's quarterly financial statements as filed on Form 10-Q with the Securities and Exchange Commission shall be used as the basis upon which to determine the amount of any additional compensation under this subsection. In the event that the Corporation later elects or is required to revise its quarterly financial statements, the parties agree to cooperate to make any necessary adjustments in the additional compensation, with the intention being to finally balance such additional compensation against the annual financial statements prepared by the Corporation's accountants in accordance with generally accepted accounting practices. Such annual financial statements shall be conclusive as to the total amount, if any, of such quarterly bonuses due.

                  [3] If, within 12 months after the occurrence of a Change of Control, the Corporation elects to terminate Employee's employment hereunder for any reason, or if the Employee elects to terminate this Agreement by resignation, the Corporation shall continue to pay Employee an amount equal to the total amount of cash compensation paid to Employee during the 12 month period immediately prior to the date of termination. This payment shall be paid in a lump sum payment within thirty (30) days after the date of the Employee's termination.

                  [4] In the event the Corporation terminates for Cause as defined in Section 8.2(c), the Corporation shall continue to pay Employee's Base Salary and car allowance in the amount and manner herein provided for a period of 12 months from the date of termination.

         5. Other Benefits. [1] In the event the Employee relocates his primary residence from the Atlanta area in connection with his duties with the Corporation, the Corporation shall pay or reimburse the Employee for his reasonable moving and related expenses. In the event it is determined that the payment or reimbursement of these expenses will result in taxable income to the Employee, the Corporation shall pay an additional amount to Employee necessary to reimburse him for the federal taxes incurred on such income.

                  [2] The duties to be performed by Employee under this Agreement will require the regular use of an automobile, and the parties agree that Employer shall, in lieu of furnishing



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Employee with a company car or reimbursing Employee for expenses incurred for use of his personal automobile, pay Employee a monthly automobile allowance of $1,000.00. Neither the payments to Employee nor any other terms of this Agreement are intended or shall make Employee the owner, bailee, or lessee of any automobile utilized by Employee.

                  [3] The Corporation will reimburse Employee for all expenses incurred (other than for automobile use) in the course and scope of the Corporation's business, upon the presentation by Employee, from time to time, of an account of such expenditures, setting forth the purposes for which incurred, and the amounts thereof, together with such receipts showing payments as Employee has reasonably been able to retain.

                  [4] The Corporation shall provide Employee with health, life and disability insurance pursuant to its group insurance plan as now or hereafter in effect. In addition, Employee shall receive vacation and holiday benefits in accordance with the Corporation's policies as now or hereafter in effect.

                  [5] The Corporation will pay the reasonable cost of a country club membership and the recurring periodic fees for the Employee.

         6. Stock Options. The Corporation will grant to Employee a non-qualified (as defined by the Internal Revenue Code) option to purchase up to 50,000 shares of the Corporation's Common Stock, $.0025 par value, at an exercise price of $2.875 per share. These options will vest on June 30, 2001, and shall expire on June 30, 2006, if not exercised on or prior to that date. The form of such options shall be in accordance with the typical form of such options previously granted by the Corporation to Employee. In the event Employee resigns, or the Corporation terminates Employee for Cause, Complete Disability, or death, all of Employee's rights with respect to such options not yet vested shall terminate. In the event the Employee resigns within twelve (12) months of the occurrence of a Change of Control, or the Corporation terminates Employee at any time for any reason other than for Cause, Complete Disability, or death, all of Employee's rights with respect to options not yet vested, shall vest as of the date of termination.

         7. Employee Loan. In the event that the Employee relocates his primary residence, the Corporation agrees to extend a loan to the Employee in the amount of $800,000. Of this amount, $300,000 shall be advanced upon Employee's execution of a contract to purchase the residence, and the remaining $500,000 shall be advanced at the closing of such purchase. This loan shall be evidenced by a promissory note with a final maturity date (the "Maturity Date") of the earlier of (i) the date of the termination of the employment of the Employee, or
(ii) June 30, 2002. The note shall not bear interest. Employee shall repay the loan by paying to the Corporation an amount equal to 10% of any amounts paid to the Employee as additional compensation under Section 4(b) hereof, with the entire amount of the remaining balance being due and payable on the Maturity Date. The note shall be secured by a second mortgage deed of trust on the residence, which deed of trust shall be subordinate to a first mortgage deed of trust securing a loan to the Employee, from a lender and in an amount determined by the Employee, the proceeds of which are also used to acquire the residence.

         8. Definitions. For purposes of this Agreement the following terms shall have the meanings specified below:


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                  A. "Accounts" - All Persons to whom any employee or agent of the Corporation (including Employee) has heretofore offered or sold or hereafter offers or sells any of the Corporation's products or services, or with whom any such employee or agent has developed a relationship relating to the Corporation Business at any time during the two-year period preceding termination or expiration of Employee's employment. For purposes of this Agreement, an Account shall be deemed to be located at the address of the Account with which the Corporation regularly deals.

                  B. "Cause" shall mean any one of the following:

                  [1] The Employee commits an act of dishonesty, embezzlement or fraud against the Corporation.

                  [2] The Employee competes, in a manner prohibited by this Agreement, with the Corporation.

                  [3] The Employee fails to use his best efforts on behalf of the Corporation, or conducts himself in a manner substantially detrimental to the Corporation, including without limitation, if the Employee breaches any of his obligations under this Agreement and fails or refuses to comply with the provisions of this Agreement within five (5) days after receipt of written notice from the Corporation by Employee detailing such failure or refusal and the steps necessary to remedy that failure.

                  [4] Employee is convicted of a misdemeanor involving dishonesty, breach of trust or moral turpitude, or is convicted of any felony.

                  [5] Employee engages in the illegal use of any drug.

                  [6] Any state or federal regulatory agency or court of competent jurisdiction issues an order requiring the Employee's removal from any duties or responsibilities for the Corporation.

                  C. A "Change of Control" shall be an event (i) that results in any person, including its affiliates, owning or otherwise having voting control with respect to directors of the Corporation, of more of the issued and outstanding stock of the Corporation or any successor entity than SAH Holdings, L.P. and its affiliates (Global Network Television, Inc. or J.D. Clinton) or
(ii) J.D. Clinton or his designee is not elected to, or is removed from, the Board of Directors of the Corporation (other than by the mutual decision of J.D. Clinton and Employee).

                  D. "Corporation Business" - shall mean the business of retail sales of merchandise by sales presentations broadcast directly to potential customers over broadcast stations, by cable and by satellite television transmissions commonly known as the "shop at home business," and shall also include the ownership or operation of one or more television broadcast stations.

                  E. The "Corporation's Territory" shall be deemed to be North America.


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                  F. "Complete Disability" - Employee's inability, due to
illness, accident or any other physical or mental incapacity, to perform the duties provided for herein for an aggregate of 90 days within any period of 240 consecutive days.

                  G. "Confidential Information" - Names, addresses, telephone numbers, contact persons and other identifying information relating to Accounts and information with respect to the needs and requirements of Accounts for the Corporation's products and services; rate and price information on products and services provided by the Corporation to its Accounts; all business records and personnel data relating to the Corporation's employees, including compensation arrangements of such employees; any trade secrets or other confidential information licensed to, obtained, developed or purchased or otherwise possessed by the Corporation or licensed by the Corporation to others; any other trade secrets or confidential information used or obtained by Employee in the course of his employment hereunder from any officer, employee, agent or representative of the Corporation or any division, subsidiary or affiliate of the Corporation or otherwise, information contained in any confidential documents prepared by or for the Corporation and its employees or agents at the Corporation's expense, on Corporation time or otherwise in furtherance of the Corporation Business, and other confidential information used or obtained by Employee in the course of his employment with the Corporation; financial information with respect to the Corporation Business; and information with respect to the Corporation's suppliers, and the source and availability of the supplies, equipment and materials used in the Corporation Business; provided, however, that Confidential Information shall not include: (i) any information that shall become generally known to the industry through no fault of Employee; (ii) any information that shall be disclosed to Employee by a third party (other than an officer, employee, agent or representative of the Corporation or any division, subsidiary or affiliate of the Corporation) having legitimate and unrestricted possession thereof and the unrestricted right to make such disclosure; or (iii) any information that Employee can demonstrate was within his legitimate and unrestricted possession prior to the time of his employment by the Corporation. All Confidential Information shall be contractually subject to protection under this Agreement whether such information would otherwise be regarded or legally considered "confidential" and without regard to whether such information constitutes a trade secret under applicable law or is separately protectable at law or in equity as a trade secret.

                  H. "Person" - Any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or other entity.

         9. Covenants Against Unfair Post-Termination Competition.

                  A. Covenant Against Disclosure or Use of Confidential Information. In consideration of his employment hereunder, Employee agrees that, for a period of two (2) years immediately after the termination or expiration of his employment hereunder, he will not:

                           [a] disclose to any Person,

                           [b] use in soliciting the patronage of any Person for
                               the purpose of providing products or services of the kind provided in the Corporation Business, or


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                           [c] otherwise use for his own purposes,

any Confidential Information obtained by Employee while employed by the Corporation; provided, however, that Employee may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction. In such event, Employee will promptly notify the Corporation of such order or subpoena to provide the Corporation an opportunity to protect its interest. Employee shall not be bound by this Section if the payments and benefits described in Section 4(c) or (d) to which Employee shall be entitled are not current; the Employee has notified the Corporation of that default, and the Corporation has not cured that default within thirty (30) days from the date of notice.

                  B. Covenant Against Post-Termination Competition. In consideration of Employee's employment by the Corporation, Employee agrees that, for a period of two (2) years immediately after the termination or expiration of his employment hereunder, he will not, directly or indirectly, individually or on behalf of any Person:

                           [a] solicit any Account for the purpose of selling
                               or providing to the Account products or services of the same kind as provided by the Corporation during Employee's employment by the Corporation; or

                           [b] provide services of the type provided by Employee
                               to the Corporation to any Person which is then engaged in the Corporation Business; or

                         (iii) enter into the employ of or render any service
                               to or act in concert with any person,
                               partnership, corporation or other entity engaged in the Corporation Business within the Corporation's Territory; or

                          (iv) become interested in the Corporation Business, as
                               a proprietor, partner, shareholder, director, officer, principal, agent, employee, consultant or in any other relationship or capacity; provided, that Employee may own up to 5% of the outstanding shares of any company which is a reporting company with the U.S. Securities and Exchange Commission.

         This Section shall survive the expiration or termination of this Agreement for any reason.

         Notwithstanding any of the preceding provisions, the agreement of the Employee not to compete with the Corporation after his termination shall be void and unenforceable after the occurrence of a Change of Control.

         10. Inventions, Discoveries and Improvements.

                  A. Disclosure to Corporation. Employee will promptly disclose in writing to the Corporation any and all inventions, discoveries and improvements, directly or indirectly related to the Corporation Business, whether conceived or made solely by Employee or jointly


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with others during the period of Employee's employment hereunder. All of
Employee's right, title and interest n and to all such inventions, discoveries and improvements developed or conceived by Employee during the period of his employment shall be the sole property of the Corporation.

                  B. Documents of Assignment. At the Corporation's request and expense, both during and subsequent to Employee's employment hereunder, Employee will promptly execute a specific assignment of title to the Corporation of each invention, discovery or improvement belonging to the Corporation and will perform all other acts reasonably necessary to enable the Corporation to secure a patent therefor in the United States and in foreign countries, and to maintain, defend and assert such patents. This Section shall survive the expiration or termination of this Agreement.

                  C. Prior Inventions. Any inventions, discoveries or improvements, patented or unpatented, that Employee can demonstrate were conceived or made by him prior to the date hereof shall be excluded from the provisions of this Section.

         11. Return of Client Lists, Other Documents and Equipment. Upon the termination or expiration of his employment hereunder, Employee shall deliver promptly to the Corporation all Corporation files, customer lists, memoranda, research, drawings, blueprints, Corporation forms and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control and all of the Corporation equipment and other materials in his possession or control. Employee acknowledges that all items described in this Section are and will remain at all times the sole and exclusive property of the Corporation.

         12. Survival of Restrictions. Notwithstanding the breach of any of the provisions of this Agreement by either party hereto, all of the provisions of Sections 9, 10 and 11 of this Agreement shall survive the termination or expiration of Employee's employment with the Corporation and shall continue in full force and effect in the same manner and to the same extent as if they were set forth in a separate agreement between the Corporation and Employee, and all of such provisions shall be binding on the heirs, legatees and legal representative(s) of Employee.

         13. Hold Harmless. Employee and the Corporation covenant and agree that they will indemnify and hold harmless the other from (i) any and all losses, damages, liabilities, expenses of claims resulting from or arising out of any nonfulfillment by the defaulting party of any material provision of this Agreement, and (ii) any and all losses or damages resulting from the defaulting party's malfeasance or gross negligence.

         14. Contract Nonassignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Employee, and agree that this Agreement may not be assigned or transferred by Employee, in whole or in part, without the prior written consent of the Corporation. This Agreement shall be binding and shall inure to the benefit of the Corporation and its successors and assigns.

         15. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class, certified mail, postage prepaid:

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                           To Corporation:

                           Shop At Home, Inc.
                           5210 Schubert Road
                           Knoxville, Tennessee  37912

                           To Employee:

                           Mr. Kent Lillie
                           1133 Tennyson Place
                           Atlanta, Georgia  30319

         16. Cumulative and Severable Nature of Rights and Agreements. Employee acknowledges and agrees that the Corporation's various rights and remedies in this Agreement are cumulative and nonexclusive of one another and that Employee's several undertakings and agreements contained herein, including, without limitation, those contained in Sections 9.1, 9.2, 10 and 11 of this Agreement, are severable covenants independent of one another and of any other provision or covenant of this Agreement. Employee agrees that the existence of any claim by him against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Corporation of any or all of such provisions or covenants. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

         17. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

         18. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto.

         19. Execution to Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

         20. Headings. The headings set out in this Agreement are for convenience of reference and shall not be deemed a part of this Agreement and shall not affect the meaning or construction of any of the provisions her

         21. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.


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         22. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                     EMPLOYER:

                                     SHOP AT HOME, INC.

                                     By: /s/ J.D. Clinton
                                         ---------------------------
                                         J.D. CLINTON,
                                         Chairman


                                     EMPLOYEE:

                                       /s/ Kent E. Lillie
                                       --------------------------
                                       KENT E. LILLIE



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